Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

On March 18, 2013, Tempur Sealy International, Inc. (formerly known as “Tempur-Pedic International Inc.”), completed its acquisition of Sealy Corporation (“Sealy”). As used in this section, the terms “Tempur Sealy” or “we” or “our” refer to Tempur Sealy International, Inc. and its consolidated subsidiaries. We refer to our acquisition of Sealy as the “Sealy Acquisition”, and together with the related financings as the “Transactions”. The term “Tempur” refers to Tempur-Pedic International Inc. prior to the Transactions.

The unaudited pro forma combined condensed balance sheet as of December 31, 2012 gives effect to the Transactions as if they had been consummated on December 31, 2012 and includes adjustments that give effect to events that are directly attributable to the Transactions and that are factually supportable. The unaudited pro forma combined condensed statement of income for the year ended December 31, 2012 gives effect to the Transactions as if they had been consummated on January 1, 2012. The unaudited pro forma combined condensed statement of income for the three months ended March 31, 2013 gives effect to the Transactions as if they had been consummated on January 1, 2013. The unaudited pro forma combined condensed statements of income includes adjustments that give effect to events that are directly attributable to the Transactions, are expected to have a continuing impact, and are factually supportable. The Notes to the unaudited pro forma combined condensed financial information describe the pro forma amounts and adjustments presented.

•

The unaudited pro forma combined condensed balance sheet combines Tempur’s audited consolidated balance sheet as of December 31, 2012 with Sealy’s audited consolidated balance sheet as of December 2, 2012.

•

The unaudited pro forma combined condensed statement of income for the year ended December 31, 2012 combines Tempur’s audited consolidated statement of income for the year ended December 31, 2012 with Sealy’s audited consolidated statement of operations for the year ended December 2, 2012. Sealy’s fiscal 2012 was a 53 week year, and the increase in sales and gross profit attributable to the 53rd week in fiscal 2012 were $37.1 million and $14.5 million, respectively.

•

The unaudited pro forma combined condensed statement of income for the three months ended March 31, 2013 combines Tempur’s unaudited condensed consolidated statement of income for the three months ended March 31, 2013 with Sealy’s unaudited condensed consolidated statement of operations for the three month period ended March 3, 2013.

The pro forma adjustments reflecting the completion of the Transactions are based upon the acquisition method of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and upon the assumptions set forth in the Notes included in this section. The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and of the excess purchase price to goodwill. The allocation of the purchase price is preliminary and is subject to change. We expect to finalize and complete the purchase price allocations no later than one year after the date of completion of the Transactions. This unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying Notes. The pro forma statements are primarily based on, and should also be read in conjunction with, (a) Tempur’s historical consolidated financial statements and accompanying notes as updated on Form 8-K filed on April 1, 2013 for the year ended December 31, 2012 and Form 10-Q for the quarterly period ended March 31, 2013 and (b) Sealy’s historical consolidated financial statements and accompanying notes for the year ended December 2, 2012 included in its Form 10-K pursuant to its Form 8-K filed on April 1, 2013 and its interim financial statements for the quarterly period ended March 3, 2013.

The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not reflect future events that may occur after the Transactions, or any operating efficiencies or inefficiencies that may result from the Transactions. Therefore, the unaudited pro forma combined condensed financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the period presented or the results that we will experience after the Transactions are consummated. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information. Actual results could differ, perhaps materially, from these estimates and assumptions.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2012

(In millions)

	Tempur	Sealy	Pro Forma
	Historical	Historical*	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$179.3	$128.2	$1,900.0	(2a)	$136.2
			(1,617.3	) (2a)
			(246.1	) (2a)
			(83.1	) (2a)
			(37.1	) (2a)
			(87.7	) (2a)
Accounts receivable, net	129.8	152.6	18.6	(2b)	301.0
Inventories	93.0	72.3	7.6	(2c)	172.9
Escrow receivable	375.0	—	(375.0	) (2h)	87.7
			87.7	(2a)	—
Prepaid expenses and other current assets	41.4	31.4	—		72.8
Deferred income taxes	2.6	21.6	10.6	(2g)	34.8

Total Current Assets	821.1	406.1	(421.8)		805.4
Property, plant and equipment, net	186.0	164.0	94.5	(2d)	444.5
Goodwill	216.1	363.2	161.9	(2e)	741.2
Other intangible assets, net	63.1	14.7	694.6	(2f)	772.4
Deferred income taxes	10.4	3.9	—		14.3
Deferred financing and other non-current assets	16.3	53.4	45.7	(2h)	115.4

Total Assets	$1,313.0	$1,005.3	$574.9		$2,893.2

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$85.8	$100.8	$—		$186.6
Accrued expenses and other current liabilities	84.3	—	(6.2	) (2h)	224.5
			131.2	(2b)
			18.6	(2b)
			(0.7	) (2i)
			(2.7	) (2j)
Accrued incentives and advertising	—	34.7	(34.7	) (2b)	—

Accrued compensation	—	33.1	(33.1	) (2b)	—

Accrued interest	—	14.5	(14.5	) (2b)	—
Accrued warranty	—	9.8	(9.8	) (2b)	—

Other accrued liabilities	—	26.1	(26.1	) (2b)	—
Income taxes payable	15.5	—	(7.2	) (2k)	8.3
Deferred income taxes	26.5	3.0	(37.1	) (2g)	—
			(3.0	) (2g)
			10.6	(2g)
Current portion of long-term debt	—	4.0	32.2	(2h)	36.2

Total Current Liabilities	212.1	226.0	17.5		455.6
Long-term debt	1,025.0	765.5	211.5	(2h)	1,988.9
			(13.1	) (2j)
Deferred income taxes	31.4	0.1	306.1	(2g)	337.6
Other non-current liabilities	22.2	60.2	(1.5	) (2i)	93.6
			1.7	(2j)
			11.0	(2b)

Total Liabilities	1,290.7	1,051.8	585.9		2,875.7

Stockholders’ Equity (Deficit):
Preferred stock	—	—	—		—
Common stock	1.0	1.0	(1.0	) (2l)	1.0
Additional paid in capital	379.0	955.8	(955.8	) (2l)	379.0
Retained earnings (accumulated deficit)	849.3	(1,016.6)	1,011.8	(2l)	844.5
Accumulated other comprehensive income (loss)	(7.6)	3.4	(3.4	) (2l)	(7.6)
Treasury stock, at cost	(1,199.4)	(1.1)	1.1	(2l)	(1,199.4)

Total Stockholders’ Equity (Deficit)	22.3	(57.5)	52.7		17.5

Total Liabilities and Stockholders’ Equity (Deficit)	$1,313.0	$994.3	$574.9		$2,893.2

*	Sealy financial data is as of December 2, 2012.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(In millions, except per share data)

	Tempur	Sealy	Pro Forma
	Historical	Historical*	Adjustments		Pro Forma
Net sales	$1,402.9	$1,347.9	$—		$2,750.8
Cost of sales	688.3	808.4	76.5	(2b)	1,588.9
			7.7	(2m)
			8.0	(2n)

Gross profit	714.6	539.5	(92.2)		1,161.9
Selling and marketing expenses	319.1	—	274.3	(2b)	593.4
General, administrative and other expenses	147.2	—	104.2	(2b)	258.0
			0.7	(2b)
			2.7	(2n)
			14.1	(2n)
			(10.9	) (2o)
Selling, general and administrative	—	455.0	(76.5	) (2b)	—
			(274.3	) (2b)
			(104.2	) (2b)
Restructuring expenses		2.4			2.4
Asset impairment loss		0.9			0.9
Amortization expense	—	0.7	(0.7	) (2b)	—
Royalty income, net of royalty expense	—	(20.1)	—		(20.1)

Operating expense	466.3	438.9	(70.6)		834.6

Operating income	248.3	100.6	(21.6)		327.3

Other income/ (expense), net:
Interest expense, net	(18.8)	(89.3)	2.4	(2p)	(108.8)
			(3.1	) (2q)
Refinancing and extinguishment of debt and interest rate derivatives	—	(3.7)	—		(3.7)
Other income/ (expense), net	(0.3)	0.6	—		0.3

Total other expense	(19.1)	(92.4)	(0.7)		(112.2)

Income (loss) before income taxes	229.2	8.2	(22.3)		215.1
Income tax provision	122.4	12.5	(7.6	) (2r)	127.3
Equity in earnings of unconsolidated affiliates	—	5.1	—		5.1

Net Income from continuing operations	$106.8	$0.8	$(14.7)		$92.9

Earnings from continuing operations per common share — Basic	$1.74				$1.51

Earnings from continuing operations per common share — Diluted	$1.70				$1.48

Weighted average common shares outstanding:
Basic	61.5				61.5

Diluted	62.9				62.9

*	Sealy’s financial data is for the year ended December 2, 2012.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(In millions, except per share data)

	Tempur	Sealy	Pro Forma
	Historical	Historical*	Adjustments		Pro Forma
Net sales	$390.1	$339.6	$—		$729.7
Cost of sales	201.7	211.5	18.9	(2b)	441.8
			7.7	(2m)
			2.0	(2n)

Gross profit	188.4	128.1	(28.6)		287.9
Selling and marketing expenses	86.4	—	68.8	(2b)	155.2
General, administrative and other expenses	58.7	—	33.2	(2b)	77.7
			0.4	(2b)
			0.7	(2n)
			3.5	(2n)
			(18.8	) (2o)
Selling, general and administrative	—	120.9	(18.9	) (2b)	—
			(68.8	) (2b)
			(33.2	) (2b)
Restructuring expenses		0.4	—		0.4
Amortization expense	—	0.4	(0.4	) (2b)	—
Royalty income, net of royalty expense	(1.0)	(4.4)	—		(5.4)

Operating expense	144.1	117.3	(33.5)		227.9

Operating income	44.3	10.8	4.9		60.0
Other income/ (expense), net:
Interest expense, net	(27.9)	(22.4)	18.5	(2p)	(27.7)
			4.1	(2q)
Other income/ (expense), net	(1.5)	(2.3)	—		(3.8)

Total other expense	(29.4)	(24.7)	22.6		(31.5)

Income (loss) before income taxes	14.9	(13.9)	27.5		28.5
Income tax provision	2.6	(10.1)	9.5	(2r)	2.0
Equity in earnings of unconsolidated affiliates	0.2	1.1	—		1.3

Net income (loss) from continuing operations	$12.5	$(2.7)	$18.0		$27.8

Earnings from continuing operations per common share — Basic	$0.21				$0.46

Earnings from continuing operations per common share — Diluted	$0.20				$0.45

Weighted average common shares outstanding:
Basic	60.0				60.0

Diluted	61.2				61.2

*	Sealy’s financial data is for the three month period ended March 3, 2013.

Notes to Unaudited Pro Forma Financial Statements

(In millions)

Note 1: Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined condensed financial statements are comprised of the following:

•

The unaudited pro forma combined condensed balance sheet combines Tempur’s audited consolidated balance sheet as of December 31, 2012 with Sealy’s audited consolidated balance sheet as of December 2, 2012.

•

The unaudited pro forma combined condensed statement of income for the year ended December 31, 2012 combines Tempur’s audited consolidated statement of income for the year ended December 31, 2012 with Sealy’s audited consolidated statement of operations for the year ended December 2, 2012. Sealy’s fiscal 2012 was a 53 week year, and the increase in sales and gross profit attributable to the 53rd week in fiscal 2012 were $37.1 million and $14.5 million, respectively.

•

The unaudited pro forma combined condensed statement of income for the three months ended March 31, 2013 combines Tempur’s unaudited condensed consolidated statement of income for the three months ended March 31, 2013 with Sealy’s unaudited condensed consolidated statement of operations for the three month period ended March 3, 2013.

Tempur’s condensed statement of income for the three months ended March 31, 2013 includes the results of Sealy beginning on March 18, 2013, the date of the consummation of the Sealy Acquisition, through March 31, 2013. The results of Sealy for the period March 18, 2013 to March 31, 2013 have not been eliminated within the pro forma combined condensed statement of income for the three month period ended March 31, 2013 as the impact is not material. Total revenues and gross profit generated by Sealy in the period March 18, 2013 to March 31, 2013 were approximately $46.7 million and $10.7 million, respectively. Sealy loss before income taxes was $2.9 million in the period March 18, 2013 through March 31, 2013.

The unaudited pro forma combined condensed statements of income do not reflect the non-recurring expenses that we expect to incur in connection with the Transactions of approximately $83.1 million, which is comprised of estimated transaction costs, redemption premiums associated with Sealy’s debt, accrued interest related to the redemption period and debt financing fees. Additionally, the unaudited pro forma combined condensed statements of income do not reflect any anticipated cost savings or any related non-recurring costs to achieve those cost savings. The unaudited pro forma combined condensed statements of income do not claim to represent our actual results of operations that would have occurred if the Transactions had taken place on the dates specified, nor are they indicative of the results of operations that may be achieved in the future.

(a)	The estimated purchase price of Sealy consists of the following items:

Purchase Price Table

(in millions)
Cash consideration for stock	$229.5	(1)
Cash consideration for share-based awards	16.7	(2)
Cash consideration for 8.0% Sealy Notes	428.3	(3)
Cash consideration for repayment of Sealy Senior Notes	270.0	(4)
Cash consideration for repayment of Sealy 2014 Notes	268.9	(5)

Total consideration	$1,301.1
Paid to escrow – 8.0% Sealy Notes	87.7	(6)

Cash acquired	(128.2)	(7)

Net consideration transferred	$1,172.9

(1)	The cash consideration for outstanding shares of Sealy common stock is the product of the agreed-upon cash per share price of $2.20 and total Sealy shares of 104.3 million as of December 2, 2012.
(2)

The cash consideration for share-based awards is the product of the agreed-upon cash per share price of $2.20 and the total number of restricted stock units (“RSUs”) and deferred stock units (“DSUs”) outstanding and the “in the money” stock options net of the weighted average exercise price. As of December 2, 2012, 5.8 million RSUs were outstanding, 0.7 million DSUs were outstanding and 1.2 million “in the money” stock options net of the weighted average exercise price of $1.22 were outstanding.
(3)	The cash consideration for Sealy’s 8.0% Senior Secured Third Lien Convertible Notes due 2016 (“8.0% Sealy Notes”) is the result of applying the adjusted equity conversion rate to the 8.0% Sealy Notes and multiplying the result by the agreed-upon cash per share price of $2.20. The portion of the 8.0% Sealy Notes that were actually converted into cash, as discussed in Note 2(a)(6) below, after conversion, were estimated to represent 194.7 million shares of Sealy common stock as of December 2, 2012. The number of shares issuable upon conversion of the 8.0% Sealy Notes was subject to change based on the timing of the Transactions. See Note 2(h) for further information on the 8.0% Sealy Notes.
(4)	The cash consideration for Sealy’s 10.875% Senior Notes due 2016 (“Sealy Senior Notes”) reflects the aggregate principal amount of $270.0 million as of December 2, 2012. The unamortized original issue discount as of December 2, 2012 was $6.4 million.
(5)	The cash consideration for Sealy’s 8.25% Senior Subordinated Notes due 2014 (“Senior Subordinated Notes”) reflects the repayment of the outstanding obligation as of December 2, 2012.
(6)	Cash paid to escrow for 8.0% Sealy Notes reflects the cash deposited with a paying agent sufficient to make payments to all holders of the 8.0% Sealy Notes who converted their notes during the Make-Whole Period (as defined in the Supplemental Indenture governing the 8.0% Sealy Notes). The 8.0% Sealy Notes were convertible into shares of Sealy common stock, but as a result of the completion of the Transactions became convertible into cash, with the amount of cash based on the number of shares of Sealy common stock that would have been issued on conversion multiplied by the agreed-upon $2.20 cash per share paid to Sealy stockholders. As a result of the completion of the Transactions, any holder of 8.0% Sealy Notes who converted within a specified time period after the Transactions would receive an increased amount of cash, with this premium declining over the Make-Whole Period and with any holders converting after the Make-Whole Period receiving a fixed amount. At the end of the Make-Whole Period (April 12, 2013), holders of approximately 83.0% of the outstanding 8.0% Sealy Notes had exercised conversion rights, and these holders received that amount of cash that holders of 194.7 million Sealy common shares would have received in the Transactions, or approximately $428.3 million. At May 31, 2013, the remaining 17.0% of the 8.0% Sealy Notes remain outstanding. For more information with respect to the conversion terms for the 8.0% Sealy Notes please refer to Note 2(h) below.
(7)	Represents the Sealy cash balance acquired at acquisition.

(b)	Assuming consummation of the Transactions on December 31, 2012, the purchase price of Sealy would be allocated on a preliminary basis to the following assets and liabilities:

Purchase Price Allocation Table

As of
(in millions)	December 2, 2012
Accounts receivable, net	$171.2
Inventory	79.9
Prepaid expenses and other current assets	31.4
Accounts payable	(100.8)
Accrued expenses	(172.5)
Property, plant and equipment	258.5
Other assets	41.1
Income tax receivable	7.2
Identifiable intangible assets:
Indefinite-lived trade names	522.8
Contractual retailer/distributor relationships	91.1
Developed technology, including patents	89.2
Customer databases	3.9
Definite-lived trade names	2.3
Deferred income taxes, net	(280.7)
Other liabilities	(96.9)
Goodwill	525.1

Net consideration transferred	$1,172.9

For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to Sealy’s net tangible and intangible assets acquired and liabilities assumed as of December 2, 2012. Final allocation of the purchase price will be based on the actual value of identifiable assets acquired and liabilities assumed in accordance with U.S. GAAP. Accordingly, the fair value of these identifiable assets and liabilities assumed included in the table above is preliminary and is subject to change. An allocation of an increased portion of the purchase price to inventory, property, plant and equipment, other non-current assets or intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited pro forma combined condensed financial information, and may result in increased depreciation and/or amortization expense. We expect to finalize the valuation and complete the purchase price allocation as soon as practical but no later than one year from March 18, 2013.

Note 2: Pro Forma Adjustments

(a)	The following table summarizes the estimated sources and uses of proceeds in connection with the Transactions, assuming the closing occurred as of December 31, 2012. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment depending on several factors, including differences from our estimation of fees.

(in millions) Sources	Amount	Uses	Amount
Cash	$171.3	Purchase of Equity (3)	$246.2
Revolver (1)	105.0	Repayment of Existing
Term A Facility	550.0	Debt (4)	1,617.2
Term B Facility	870.0	Funding of Escrow (5)	87.7
New Notes (2)	375.0	Breakage Cost (6)	36.3

Total Sources	$2,071.3	Estimated Transaction

		Fees & Expenses (7)	46.8
		Cash Repatriation Tax (8)	37.1

		Total Uses	$2,071.3

(1)	Represents the fundings under the revolving credit component of the new senior secured credit facility that was completed at the closing of the Transactions (“New Credit Facilities”).
(2)	Represents the principal amount of the 6.875% senior notes due 2020 (the “New Notes”) offered and sold by Tempur in connection with the Transactions.
(3)	Represents the cash consideration for Sealy’s common stock, which consists of the following:

(in millions)	Shares	Cash Consideration
Common stock	104.3	$229.5
Deferred stock units	0.7	1.4
Stock options (a)	1.2	2.6
Restricted stock units	5.8	12.7

Total	112.0	$246.2

(a)	Represents 1.2 million stock options “in the money” net of a weighted average exercise price of $1.22 per share.

(4)	Represents the repayment of $650.0 million under Tempur’s existing senior secured credit facility (referred to as the “2011 Credit Facility”), $538.9 million of Sealy’s debt (see Note (1)(a)(4) and Note (1)(a)(5)) and $428.3 million related to the cash consideration for the Sealy 8.0% Notes (see Note (1)(a)(6)).
(5)	The $87.7 million represents the remaining balance of a larger deposit paid to a paying agent at the closing of the Sealy Acquisition to fund all amounts payable in connection with the conversion of the 8.0% Sealy Notes. The remaining balance reflects the total amount of 8.0% Sealy Notes that were not converted on or before April 12, 2013 as described below.

(5)	The 8.0% Sealy Notes were convertible into shares of Sealy common stock, but as a result of the completion of the Transactions became convertible into cash, with the amount of cash based on the number of shares of Sealy common stock that would have been issued on conversion multiplied by the agreed-upon $2.20 cash per share paid to Sealy stockholders. As a result of the completion of the Transactions, any holder of 8.0% Sealy Notes who converted within a specified time period after the Transactions would receive an increased amount of cash, with this premium declining over the Make-Whole Period and with any holders converting after the Make-Whole Period receiving a fixed amount. At the end of the Make-Whole Period (April 12, 2013), holders of approximately 83.0% of the outstanding 8.0% Sealy Notes had exercised conversion rights, and these holders received that amount of cash that holders of 194.7 million Sealy common shares would have received in the Transactions, or approximately $428.3 million. At May 31, 2013, the remaining 17.0% of the 8.0% Sealy Notes remain outstanding. For more information with respect to the conversion terms for the 8.0% Sealy Notes please refer to Note 2(h) below.
(6)	Represents the payment of redemption premiums associated with Sealy’s debt and accrued interest related to the redemption period for Sealy’s debt.
(7)	Represents expenses that we expect to incur in connection with the Transactions, which are comprised of estimated transaction costs and debt financing fees.
(8)	Represents the cash payment of $37.1 million related to taxes owed to the U.S. government for the repatriation of foreign cash. During the three months ended March 31, 2013, we repatriated substantially all of our foreign earnings in a taxable transaction. During 2012 Tempur had tax affected its undistributed earnings from non-U.S. operations.

(b)	Represents reclassification adjustments to Sealy’s historical audited and unaudited consolidated financial statements to conform to the financial statement classification and presentation that will be used by Tempur Sealy to prepare its consolidated financial statements subsequent to the Transactions. Further reclassifications may be necessary to reflect the completion of the Transactions on March 18, 2013.

Tempur Sealy reflects accrued sales returns, advertising, compensation, warranty and interest in accrued expenses and other current liabilities. Sealy has historically reflected accrued sales returns as a reduction of accounts receivable. To conform to the financial statement classification and presentation that will be used by Tempur Sealy these amounts have been reclassified to accrued expenses and other current liabilities.

Tempur Sealy reflects product shipping and handling costs in cost of sales. Sealy has historically reflected product shipping and handling in selling, general and administrative. To conform to the financial statement classification and presentation that will be used by Tempur Sealy, these costs have been reclassified to cost of sales, which will adversely affect the gross margin of the combined company following the Transactions.

(c)	Represents an adjustment to record Sealy’s finished goods and work-in-process inventory at its estimated selling price, less the sum of disposal costs and a reasonable profit allowance for selling effort, plus costs to complete for work-in-process inventory. Raw material inventory has been valued at current replacement cost, which approximated Sealy’s carrying value. As the acquired inventory is sold, its cost of sales will reflect the increased valuation of Sealy’s inventory, which will temporarily reduce gross margins until such inventory is sold. The assumed value of Sealy’s inventory may change as the final valuation of inventory is determined.

(d)	Represents an adjustment to record Sealy’s property, plant and equipment at its fair value, resulting in an increase to property, plant and equipment of $94.5 million. We estimated the preliminary fair value of the acquired property, plant and equipment using a combination of the cost and market approaches, depending on the component. The preliminary fair value of the property, plant and equipment consisted of real property of $114.3 million and personal property of $144.2 million. For purposes of depreciation for Sealy’s property, plant and equipment, we have assumed average useful lives ranging from 6 to 22 years. These preliminary measurements of fair value reflected are subject to change. Such changes could be material.

(e)	Represents the adjustment to goodwill resulting from the Transactions. For further detailed information on the related calculation associated with each component, see the estimated purchase price in Note 1(a) and estimated purchase price allocation table in Note 1(b).

(f)	Represents the adjustment necessary for the valuation of Sealy’s intangible assets acquired and related amortization periods. For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to Sealy’s net tangible and intangible assets acquired based on their estimated fair values as of December 2, 2012.

($ in millions)	Valuation	Amortization Period
Identifiable intangible assets:
Trade names	$522.8	Indefinite
Contractual retailer/distributor relationships	91.1	15 years
Developed technology, including patents	89.2	10 years
Customer databases	3.9	5 years
Trade names	2.3	5 years

Total	$709.3

The preliminary fair value of the intangible assets has been estimated using the income approach through a discounted cash flow analysis (except as noted below with respect to the trade names) with the cash flow projections discounted using rates ranging from 11.0% to 12.0%. The cash flows are based on estimates used to price the Sealy Acquisition, and the discount rates applied were benchmarked with reference to the implied rate of return from our pricing model and the weighted average cost of capital.

The indefinite-lived trade names represent Sealy brand names as marketed through Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. We applied the income approach through an excess earnings analysis to fair value the trade name assets.

The contractual retailer/distributor relationships pertain to Sealy’s distribution network with its retailers, which are governed by contract. We used the income approach through an excess earnings analysis to determine the preliminary fair value of this asset.

The developed technology assets are comprised of know-how, patents and technologies embedded in Sealy’s products and processes and relate to currently manufactured and marketed products. We applied the income approach through a relief-from-royalty analysis to fair value this asset.

Amortization related to the value of finite-lived intangible assets is reflected as pro forma adjustments to the unaudited pro forma combined condensed statements of income. For more information with respect to the amortization of the finite-lived intangible assets, please see Note 2(o) below.

(g)	Represents adjustments to estimated deferred income tax assets and liabilities resulting from the purchase price allocation adjustments made to the acquired assets and liabilities of Sealy, excluding goodwill. The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed Transactions date and appropriately reflect certain basis differences for Tempur Sealy and Sealy that will result in taxable amounts (resulting in deferred tax liabilities) or deductible amounts (resulting in deferred tax assets) in future years when the related financial reporting asset or liability will be recovered or settled. Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed, using an estimated income tax rate of approximately 39.0%.

(h)	Represents adjustments for debt and related components as follows:

(in millions)
Tempur borrowings related to the Transactions:
Revolver	$105.0
Term A Facility	550.0
Term B Facility	870.0

$1,525.0

Tempur repayments:
2011 Credit Facility	(650.0)

Sealy repayments:
Sealy Senior Notes	$(270.0)
Sealy Senior Notes – original issue discount (1)	6.4
Sealy 2014 Notes	(268.9)

$(532.5)

8.0% Sealy Notes:
8.0% Sealy Notes (2)	$(194.4)
Less carrying value of 8.0% Sealy Notes (3)	99.7

$(94.7)

Net adjustment to total debt	$247.8

Less current portion:
Current portion of borrowings related to the Transactions	36.2

Net adjustment to long-term debt	$211.5

(1)	Represents the net principal amount excluding the write off of $6.4 million for the original issue discount of Sealy’s Senior Notes.
(2)	Represents the adjustment to remove the carrying value as of December 2, 2013 of 83.0% of the 8.0% Sealy Notes.
(3)	Represents the adjustment to reflect fair value as of December 2, 2013 of 17.0% of the 8.0% Sealy Notes that remained following the Transactions.

Sealy’s $194.4 million obligation under the 8.0% Sealy Notes, upon consummation of the Transactions, represented the right to convert the 8.0% Sealy Notes into the amount of cash that the holder would have received had the holder owned shares of Sealy’s common stock and received the agreed-upon cash per share of $2.20 in the Sealy Acquisition. Sealy did not have the right in connection with the Transactions to force conversion of the 8.0% Sealy Notes or mandatorily redeem the 8.0% Sealy Notes. As a result of the completion of the Transactions, the 8.0% Sealy Notes became convertible solely into cash, in an amount that declined slightly every day during the Make-Whole Period (as defined under the Supplemental Indenture governing the 8.0% Sealy Notes) that followed the Sealy Acquisition, and then became fixed thereafter. The Make-Whole Period effectively expired on April 12, 2013. As of April 12, 2013, approximately 83.0% of all of the 8.0% Sealy Notes outstanding prior to the Sealy Acquisition were converted into cash and paid to the holders. Holders of the 8.0% Sealy Notes who converted on March 18, 2013 received approximately $2,325.43 per $1,000 accreted principal amount of the 8.0% Sealy Notes being converted. The holders of the 8.0% Sealy Notes who convert after April 12, 2013 will receive $2,200 per $1,000 accreted principal amount of the 8.0% Sealy Notes being converted. Accordingly, for purposes of these unaudited pro forma combined condensed financial statements we have assumed these same relative percentages with respect to holders who will exercise their rights to convert into cash. We calculated the preliminary fair value of the remaining 8.0% Sealy Notes as part of our preliminary purchase price allocation by first calculating the future payout of the remaining 17.0% aggregate principal amount of the 8.0% Sealy Notes still outstanding and cumulative semi-annual interest payments at July 15, 2016 maturity, and then calculated the present value using a market discount rate, which resulted in a fair value of $99.7 million at December 31, 2012. The resulting discount will be accreted to interest expense over the life of the 8.0% Sealy Notes using the effective interest method.

The 8.0% Sealy Notes mature on July 15, 2016 and bear interest at 8.0% per annum accruing semi-annually in arrears on January 15 and July 15 of each year. Sealy does not pay interest in cash to the holders of the 8.0% Sealy Notes, but instead increases the principal amount of the 8.0% Sealy Notes by an amount equal to the accrued interest for the interest period then ended (“Paid-In-Kind” or “PIK Interest”). The amount of the accrued interest for each period is calculated on the basis of the accreted principal amount as of the first day of such interest period. PIK interest accrued since the most recent interest payment date is forfeited if a holder of 8.0% Sealy Notes exercises conversion rights prior to the next interest payment date. Accordingly, if after the Transactions, holders of 8.0% Sealy Notes hold their 8.0% Sealy Notes and exercise their conversion rights on or after January 15th or July 15th, they would be entitled to an increase in the cash payment made for their 8.0% Sealy Notes.

Tempur Sealy paid approximately $69.0 million in fees to borrow the $1,900.0 million incurred in connection with the Transactions and $6.2 million was accrued on Tempur Sealy’s balance sheet as of December 31, 2012. These fees are presented in other non-current assets as deferred financing costs in the unaudited pro forma combined condensed balance sheet. Deferred financing costs will be amortized over the life of the related debt instrument, which is six years, using the effective interest method. The amortization of deferred financing costs is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statements of income.

On December 19, 2012, Tempur issued $375.0 million aggregate principal amount of New Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The gross proceeds from the New Notes were funded into escrow on December 19, 2012 and these funds were released from escrow on March 18, 2013 and used as part of the funding of the Sealy Acquisition. Following the completion of the Sealy Acquisition, Sealy and certain of its subsidiaries became guarantors of the New Notes.

In conjunction with the repayment of the 2011 Credit Facility, Tempur wrote off $4.8 million of deferred financing costs. Upon completion of the Transactions, $12.3 million in unamortized debt issue costs recorded by Sealy will not be recognized by Tempur Sealy in its accounting for the Transactions. See below for a reconciliation of historical to pro forma deferred financing and other non-current assets as of December 31, 2012.

(in millions)	Deferred financing & other non-current assets
Tempur historical	$16.3
Sealy historical	53.4

Total	69.7
Fees incurred	69.0
Accrued in the period ended December 31, 2012	(6.2)
Fees written off or not recognized:
Tempur	(4.8)
Sealy	(12.3)

Pro forma	$115.4

(i)	Represents the adjustment to eliminate the deferred gain on a sale leaseback transaction associated with Sealy’s South Gate, California facility.

(j)	Represents the adjustment to recognize the fair value of capital lease obligations and liability associated with Sealy’s unfavorable operating leases.

(k)	Represents the adjustment to recognize the income tax benefit for certain transaction and related costs associated with the Transactions.

(l)	Represents the elimination of Sealy’s stockholders’ deficit. Additionally the amounts reflect the impact of the write-off of deferred financing costs, net of tax, associated with the existing outstanding borrowings that are to be extinguished. These offsets have been reflected as a reduction in cash and cash equivalents and other assets, respectively.

(m)	Represents the increase in cost of sales related to the inventory step-up resulting from our revaluation of the inventory of Sealy upon consummation of the Transactions. As Tempur Sealy sells the acquired inventory, its cost of sales will reflect the increased valuation of Sealy’s inventory, which will temporarily reduce Tempur Sealy’s gross margins until such inventory is sold. See Note 2(c) for additional information.

(n)	Represents the estimate of the increase in depreciation and amortization expense associated with the step-up in fair value of Sealy’s property, plant and equipment and the allocation of purchase price to finite-lived intangible assets. The allocation of depreciation and amortization between cost of sales and selling, general and administrative expenses is based on historical Sealy trends.

The depreciation expense adjustments of $10.7 million for the year ended December 31, 2012 and $2.7 million for three months ended March 31, 2013 were computed by taking the property, plant and equipment adjustment of $94.5 million as of December 2, 2012, and depreciating these assets over a range of 6 to 22 year periods, which are the estimated useful lives of the properties. The total depreciation expense was allocated to cost of sales at 75%, and general and administrative expense at 25% in the unaudited pro forma combined condensed statements of income. The preliminary fair value measurements reflected are subject to change. These changes could be material.

The increase in amortization expense is based on a preliminary allocation of estimated purchase price to certain finite-lived intangible assets acquired and is recorded in general and administrative expenses, which is consistent with Tempur’s historical classification of this expense. The amortization expense adjustment was $14.1 million for the year ended December 31, 2012 and $3.5 million for the three months ended March 31, 2013. The amortization adjustment assumes a useful life ranging from 5 to 15 years for these finite-lived intangible assets. The determination of the useful lives is based upon various accounting studies, historical merger experience, economic factors, and future cash flows of the combined company. The preliminary measurements reflected are subject to change. These changes could be material.

(o)	Represents a decrease in general and administrative expenses related to transaction costs. Transaction costs primarily consisted of legal and professional fees.

(p)	Represents adjustments to interest expense:

(in millions)
	Weighted Average Interest Rate		Interest Cost for the Year Ended December 31, 2012	Interest Cost for the Three Months Ended March 31, 2013
Total interest expense on the New Credit Facilities and the New Notes:	4.87	% (1)	$(98.5)	$(24.6)

Interest expense associated with pre-existing debt:

Tempur:
2011 Credit Facility	2.21%		$16.2	$21.8
Sealy:
Existing debt facilities	10.22%		84.7	21.3

Total interest			100.9	43.1

Net adjustment to interest expense			$2.4	$18.5

(1)	The New Credit Facilities have variable rates of interest on the Revolver, the Term A Facility and the Term B Facility. For purposes of these unaudited pro forma combined condensed financial statements we have assumed a blended interest rate of 4.83% on all amounts outstanding under the New Credit Facilities and the New Notes. Under the New Credit Facilities Tempur would have had approximately $1,560.0 of variable rate debt outstanding at December 31, 2012. Therefore, Tempur is exposed to changes in interest rates. Holding other variables constant, including the total amount of outstanding indebtedness, a 0.125% change in interest rates would result in an estimated increase in annual interest expense of $1.0 million.

(q)	Represents the adjustment to the amortization of deferred financing costs resulting from new debt incurred in connection with the Transactions. Deferred financing costs are amortized over the lives of the related debt instruments with a weighted average life of 6 years using the effective interest method.

(in millions)
	Deferred financing amortization expense for the year ended December 31, 2012	Deferred financing amortization expense for the three months ended March 31, 2013
Tempur amortization related to the Transactions:	$(9.1)	$(2.3)

Amortization expense associated with pre-existing debt:
Tempur	$1.4	5.4
Sealy	4.6	1.0

Total	6.0	1.5

Net adjustment to interest expense	$(3.1)	$4.1

(r)	Represents an income tax rate of 34.0% applied to all pro forma adjustments in the unaudited pro forma combined condensed statements of income.